EXHIBIT 11.1


Computation of Earnings (Loss) per Share



                                                   Three Months Ended March 31
                                                       1997          1998


Weighted average number of common shares
  outstanding used for Basic calculation              5,836,122    5,896,906

Effect of Common stock equivalents
  including options and warrants                         56,325         -
                                                      _________    _________
                                                      5,892,447    5,896,906


Net Income (Loss)                                    $5,606,526   $ (406,142)
                                                      =========     =========

Basic Income (Loss) per share                         $     0.95  $    (0.07)
                                                      ==========    =========
Diluted Income (Loss) per share                       $     0.96  $    (0.07)
                                                      ==========    =========